Exhibit 99.2
FOR IMMEDIATE RELEASE
Contact:
Investors:
Scott Phipps, Manager, Investor Relations, (210) 283-2882
Media:
Natalie Silva, Manager, Public Relations, (210) 283-2729
Tesoro Board of Directors Elects Otto C. Schwethelm VP, Chief Financial Officer
     SAN ANTONIO – June 8, 2007 – Tesoro Corporation (“Tesoro”) (NYSE: TSO) announced today that the board of directors has elected Otto C. Schwethelm Vice President, Chief Financial Officer. He will report to Greg Wright, Tesoro Executive Vice President and Chief Administrative Officer. Prior to his new role, Schwethelm held the position of Vice President, Finance and Treasurer.
     “Over the past few years, we have focused on developing our people to ensure we are positioned for future growth,” said Wright. “Otto has successfully held roles in supply and optimization, shared services, controller, finance, treasury and investor relations which have prepared him for the CFO position.”
     Schwethelm will be responsible for overseeing Tesoro’s finance, treasury, controller, investor relations, procurement and information technology functions.
     Schwethelm joined Tesoro in 1998 as a Manager of Economics in the Supply and Optimization organization. He has also served as Vice President of Development and Business Analysis and Vice President of Shared Services, a department he started before being named Vice President and Controller in 2003. In March 2006, Schwethelm was named Vice President, Finance and Treasurer. Schwethelm has more than 19 years of experience in the oil industry including seven years of international experience with Saudi Aramco. Schwethelm holds a bachelor’s degree in accounting from The University of Texas at Austin and is a Certified Public Accountant.

     Tesoro Corporation, a Fortune 150 Company, is an independent refiner and marketer of petroleum products. Tesoro operates seven refineries in the western United States with a combined capacity of approximately 660,000 barrels per day. Tesoro’s retail-marketing system includes over 880 branded retail stations, of which more than 460 are company owned retail stations.
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